EXHIBIT 10.9

March 12, 2021

Joseph Sirosh

Dear Joseph:

This letter agreement amends and restates the offer letter between you and Compass, Inc. (the “Company”)1, dated September 25, 2018 (the “Prior Agreement”) effective March 1, 2021.

You will continue to work in the role of Chief Technology Officer, reporting to the Company’s Chief Executive Officer.

1.    Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

2.    Signing Bonus. The Company previously provided you with a signing bonus (the “Signing Bonus”). In the event of a Qualified Termination (as defined below), the Signing Bonus shall not be subject to any repayment requirements whatsoever. In the event that the Company terminates your employment for Cause (defined below) or of your voluntary resignation without Good Reason (defined below) prior to the third (3rd) anniversary of the date you commenced employment with the Company (the “Start Date”), you shall immediately repay fifty percent (50%) of the entire Signing Bonus to the Company; subsequent to the third (3rd) anniversary of your Start Date, no portion of the Signing Bonus shall be repaid to the Company regardless of the circumstances of the termination of the employment relationship. The Company, at its option, shall have the automatic right to offset any compensation owed to you against the Signing Bonus repayment amount, to the maximum extent permissible by applicable law, in order to recoup the same.

3.    Equity. You previously received an option (“Option”) to purchase 258,044 common shares of Compass, Inc. under its Third Amended & Restated 2012 Stock Incentive Plan, as amended (the “Plan”) 64,511 of such common shares are referred to herein as the “25% Option Number.” The Option remains subject to the terms of the option agreement by and between you and the Company (the “Option Agreement”).

You also previously received an award of restricted stock units (“RSUs”) representing the right to receive 45,537 common shares of Compass, Inc. under the Plan. 11,384 of such RSUs are referred to herein as the “25% RSU Number.” The award remains subject to the terms of the RSU award agreement by and between you and the Company (the “Award Agreement”). Your RSU award and any RSUs thereunder may be modified as required to comply with applicable law.

4.    Relocation. The Company will pay for your relocation expenses up to a gross amount of $45,000 as an advance cash lump sum (subject to applicable taxes and withholdings, referred to herein as the “Relocation Amount”). If your employment relationship ceases and such cessation is not due to a Qualified Termination (as defined below) prior to the third (3rd) anniversary of your Start Date, you will be responsible for reimbursing the Company the full amount of the Relocation Amount. The Company, at its option, shall have the automatic right to offset any compensation owed to you against the Relocation Amount, to the maximum extent permissible by applicable law, in order to recoup the same.

[1]	Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs you, including Compass, Inc.

5.    Severance: Solely in the event of a Qualified Termination (defined below), then, subject to your execution and non-revocation of an effective release of claims in favor of the Company in a form substantially similar to the template release attached hereto as Addendum B, the Company shall pay to you: (i) a lump-sum cash payment equal to 24 months of your then-current base salary, commencing on the sixtieth (60th) day following your separation from service (as defined under Section 409A of the Internal Revenue Code) resulting from a Qualified Termination, provided that the release of claims has become effective; (ii) a lump-sum cash payment equal to 200% of your target bonus for the calendar year prior to the applicable calendar year in which the Qualified Termination occurs, which will be paid at the same time as your base salary and subject to the terms in subsection (i); (iii) provided that you elect COBRA continuation coverage within the time period prescribed pursuant to COBRA for you and your eligible dependents, the Company will pay the premiums you and your eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees, until the earliest of (A) a period of 18 months from the date of the termination of your employment, (B) the date you become employed by a third party and are eligible for coverage under the group benefits plan of such new employer, of which you shall immediately inform the Company in writing; (C) the date upon which you cease to be eligible for coverage under COBRA or other applicable law or policy governing such coverage; (iv) any accrued, but unpaid, base salary for services rendered through the date of the Qualified Termination; (v) a lump sum payment equal to your base salary pay for vacation days accrued, but unused as of the date of the Qualified Termination; (vi) a lump sum payment equal to the amount of any expenses, subject to the Company’s customary reimbursement policy, that have been approved but not yet paid to you as of the date of the Qualified Termination; and (vii) a cash lump-sum in an amount equal to Relocation Amount to be paid in a lump sum on the sixtieth (60th) day following your separation from service due to Qualified Termination, provided that the release has become effective. These payments shall be subject to all applicable withholdings for federal, state and local income taxes, social security, and all other customary withholdings and shall be paid in accordance with the Company standard payroll practices.

For the purposes of the Option Agreement and this offer letter, and subject to the approval of the Company’s Board of Directors, which shall not be unreasonably withheld, if the date of a Qualified Termination is prior to the first anniversary of your Start Date, then the Company’s Right of Repurchase (as defined in the Option Agreement) shall lapse as to a number of common shares equal to the greater of the 25% Option Number and a number of common shares equaling the quotient resulting from $11,900,000 divided by the most recent price at which preferred shares of the Company have been sold by the Company to a third party as part of a substantial financing or other major transaction (the “Preferred PPS”). In the event that a Qualified Termination is subsequent to the first anniversary of your Start Date but on or prior to the second anniversary of your Start Date, then the Company’s Right of Repurchase shall lapse as to a number of shares such that the aggregate total of common shares for which the Company’s Right of Repurchase has lapsed as of such date is 129,022. In the event that a Qualified Termination is subsequent to the second anniversary of your Start Date but on or prior to the third anniversary of your Start Date, then the Company’s Right of Repurchase shall lapse as to a number of shares such that the aggregate total of common shares for which the Company’s Right of Repurchase has lapsed as of such date is 193,533. In the event that a Qualified Termination is subsequent to the third anniversary of your Start Date but on or prior to the fourth anniversary of your Start Date, then the Company’s Right of Repurchase shall lapse as to a number of shares such that the aggregate total of common shares for which the Company’s Right of Repurchase has lapsed as of such date is 258,044.

For the purposes of the Award Agreement and this Offer Letter, and subject to the approval of the Company’s Board of Directors, which shall not be unreasonably withheld, the service-based vesting requirement set forth in Section 6 shall be satisfied (i.e., there shall be “Service-Based Satisfaction”) with respect to the greater of a number of RSUs for common shares equal to the 25% RSU Number and a number of RSUs for common shares equaling the quotient resulting from $2,100,000 divided by the Preferred PPS on the date of a Qualified Termination, in the event that a Qualified Termination is on or prior to the first anniversary of your Start Date. In the event that a Qualified Termination is subsequent to the first anniversary of your Start Date but on or prior to the second anniversary of your Start Date, then there shall be Service-Based Satisfaction with respect to a number of RSUs for common shares such that the aggregate total of RSUs for which there has been Service-Based Satisfaction is 22,768. In the event that a Qualified Termination is subsequent to the second anniversary of your Start Date but on or prior to the third anniversary of your Start Date, then there shall be Service-Based Satisfaction with respect to a number of RSUs such that the aggregate total of RSUs for common shares for which there has been Service-Based Satisfaction is 34,152. In the event that a Qualified Termination is subsequent to the third anniversary of your Start Date but on or prior to the fourth anniversary of your Start Date, then there shall be Service- Based Satisfaction with respect to a number of RSUs such that the aggregate total of RSUs for common shares for which there has been Service-Based Satisfaction is 45,537.

For the avoidance of doubt, other than as expressly set forth in this Section, no other “severance” payments or the like shall be provided to you by the Company in the event of a termination that is a Qualified Termination.

As used herein, a “Qualified Termination” means a termination of your employment either by the Company without Cause (excluding by reason of your death or Disability) or by you for Good Reason.

As used herein, “Cause” means the occurrence of any of the following: any willful, material violation by you of any law or regulation applicable to the business of the Company, your conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud, (ii) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iii) any material breach by you of any provision of any agreement or understanding the Company and you have regarding the terms of your service as an employee, officer, director or consultant to the Company, including without limitation, your willful and continued failure or refusal to perform the material duties required of you as an employee, officer, director or consultant of the Company (including a material breach and failure to perform the job duties as set forth in Addendum A), other than as a result of having a Disability (defined below), or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company, (iv) your disregard of the policies of the Company so as to cause or potentially cause loss, damage or injury to the property, reputation or employees of the Company, or (v) any other misconduct by you which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company. As to sub-subsections (iii)-(v) of this subsection, the Company shall provide you with written notice of these conditions within 30 days of occurrence or reasonable discovery thereof and the Company’s intention to terminate your employment for Cause. Such notice shall specify the grounds for termination for Cause and you shall have 30 days to cure such condition to the sole satisfaction of the Company and shall provide written notice to the Company of such efforts to cure.

As herein, “Disability” means that, in the opinion of the Company, as certified by an independent licensed medical professional, you, because of physical or mental illness or incapacity, are unable to perform substantially all of the duties and services required of you under this offer letter for a period of sixty (60) days in the aggregate during any 12-month period. If such a Disability occurs, the Company may, upon at least ten (10) days’ prior written notice given at any time after the expiration of such sixty (60) day period, notify you of its intention to terminate this offer letter as of the date set forth in the notice. In case of such termination, you shall be entitled to receive salary, benefits, and reimbursable expenses owing to you through the date of termination. Notwithstanding anything herein to the contrary, the Company shall have no further obligation or liability to you in the event of a Disability.

As used herein, “Good Reason” means the termination of your employment with the Company by you after the occurrence of one or more of the following events without your express written consent: (i) a material reduction of your title, duties, authorities, or responsibilities relative to your title, duties, authorities, or responsibilities in effect immediately prior to the reduction; (ii) the appointment of a new Chief Executive Officer of the Company to replace the Company’s Chief Executive Officer in effect as of the date of this letter agreement (unless such position has been offered to you), your ceasing to report to the Company’s Chief Executive Officer or Chief Operating Officer, or your ceasing to be the highest-ranking engineering official at the Company; (iii) a reduction in your rate of annual base salary by more than 20%; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iv) a material change in the geographic location of your primary work facility or location by more than 50 miles; provided, that a relocation to a location that is within 50 miles from your then-present primary residence will not be considered a material change in geographic location, or (v) failure of a successor corporation to assume the obligations under this letter agreement as contemplated herein. In order for the termination of your employment with the Company to be for Good Reason, you must not terminate your employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and you must terminate your employment within 30 days following the end of the Cure Period.

6.    Employee Benefits. You will continue to be eligible to participate in a number of Company- sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

7.    Termination Benefits. You will continue to be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated March 12, 2021, attached to this offer letter as Exhibit A. In no event shall you receive cash severance benefits under more than one of: (x) this letter agreement, (y) the Severance Agreement, and (z) any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company and, accordingly, to the extent you receive benefits under this letter agreement or any other acceleration or severance arrangement that are better than the benefits under the Severance Agreement, you will not receive the corresponding benefit(s) under the Severance Agreement.

8.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Proprietary Information, Inventions and Arbitration Agreement by and between you and the Company.

9.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwiseassociated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.    General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

12.    At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

13.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

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This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement. This letter will be governed by the laws of New York, without regard to its conflict of laws provisions.

Very truly yours,

COMPASS, INC.

/s/ Robert Reffkin
By:	Robert Reffkin
Founder & CEO

ACCEPTED AND AGREED:

JOSEPH SIROSH

/s/ Joseph Sirosh
Signature

March 12, 2021
Date

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